                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 INCOMNET, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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                                          1

                                 INCOMNET, INC.

                       21031 Ventura Boulevard, Suite 1100
                        Woodland Hills, California 91364

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                November 17, 1997

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Incomnet, Inc., to be held on Monday, December 15, 1997 at 9:30 A.M., Pacific Time, at the Marriott Hotel, 21859 Oxnard St., Woodland Hills, California, to consider and act upon the following proposals, as described in the accompanying Proxy Statement:

     1. To elect seven (7) directors to serve until the next Annual Meeting of Shareholders and thereafter until their successors are elected and qualified.

     2. To amend the Articles of Incorporation of the Company to delete reference to the number of directors in order to be consistent with the Company's Bylaws and with customary practice under the California Corporations Code, as amended in 1977.

     3. To ratify the selection of Stonefield Josephson LLP to serve as the Company's independent auditors for the year ending December 31, 1997.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.


The Board of Directors has fixed the close of business on November 7, 1997, as the record date for Shareholders entitled to notice of and to vote at this meeting and any adjournments thereof.

                                   By Order of the Board of Directors



                                   Stephen A. Caswell, Secretary

November 17, 1997
Woodland Hills, California

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY AT THAT TIME.

                                 INCOMNET, INC.

                       21031 Ventura Boulevard, Suite 1100
                        Woodland Hills, California 91364

                                 PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES


The enclosed proxy is solicited by the Board of Directors of Incomnet, Inc. (the "Company"), 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California 91364, for use at the 1997 Annual Meeting of Shareholders to be held on Monday, December 15, 1997 (the "Annual Meeting"). The Company intends to send this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and form of proxy to the holders of its Common Stock, no par value (the "Common Stock"), on or about November 17, 1997. The cost of soliciting proxies will be borne by the Company. It is expected that proxies will be solicited exclusively by mail; however, if it should appear desirable to do so, officers and employees of the Company may communicate with shareholders, banks, brokerage houses, nominees and others by telephone, facsimile, or in person, to request that proxies be furnished. Officers and employees soliciting proxies will not receive any additional compensation for their services. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in forwarding solicitation material to beneficial owners of shares held of record by such brokers or nominees.

The proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the shareholders with respect to the proposals listed thereon. If no choice is made with respect to the proposals, the proxy will be voted for the election of the Board of Directors' nominees. If any other matters should be presented at the Annual Meeting, the holders of the proxies will vote on such matters in accordance with the views of a majority of the directors. Any shareholder giving a proxy may revoke it at any time before it is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the meeting and voting in person.

The Company's Annual Report on Form 10-K as submitted to the Securities & Exchange Commission for the year ended December 31, 1996, is being mailed concurrently with this Proxy Statement. Brokerage houses, custodians, nominees, and others may obtain additional copies of the Annual Report or this Proxy Statement by written request to the Company.

OUTSTANDING SHARES AND VOTING RIGHTS

The classes of the Company's equity securities outstanding are its Common Stock, its Series A Preferred Stock and its Series B Preferred Stock. The Series A Preferred Stock and the Series B Preferred Stock do not have voting rights. Shareholders of record at the close of business on November 7, 1997 are entitled to one vote for each share of Common Stock held by them. As of November 4, 1997, there were 14,122,803 shares of Common Stock outstanding, consisting of 12,622,803 issued shares and 1,500,000 that have been reserved for the settlement of the class action lawsuit against the Company (see the Company's Report on Form 10-Q for the Third Quarter ended September 30, 1997).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of November 4, 1997, with respect to each person who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock.

Name and                                Amount and          Percent of
Address of                              Nature of           Shares of
Beneficial                              Beneficial          Common Stock
Owner                                   Ownership           Outstanding (4)
-----                                   ---------           ---------------

Sam D. Schwartz                           832,944   (1)         5.42%
333 S. Hope St. - 43rd Floor
Los Angeles, CA 90071

Clarence Robert Zivitz                    729,300   (2)         4.75%
7734 Silver Bell Drive
Sarasota, FL 34241

David Wilstein                            522,179   (3)         3.40%
2080 Century Park East - Penthouse
Los Angeles, CA 90067

Richard Horowitz                          373,530   (3)         2.43%
9301 Wilshire Blvd. #206
Beverly Hills, CA 90210

Robert Epstein                            325,000   (3)         2.11%
5000 Plaza on the Lake #180
Austin, Texas 78735

Jack Gilbert                              201,500   (3)         1.31%
15456 Coutolenc Road
Magalia, CA 95954

Leonard Wilstein                          166,779   (3)         1.08%
11201 Hindry Avenue
Los Angeles, CA 90045


(1) Excludes 90,000 shares owned by Rita L. Schwartz, which are her sole and separate property, in which Mr. Schwartz disclaims any beneficial interest. Includes 90,000 shares acquired upon the conversion of 8% convertible promissory notes.

(2) Includes 644,300 shares owned by Clarence R. Zivitz, Nancy Zivitz' husband, and stock options to purchase 85,000 shares owned by Nancy Zivitz, a member of the Company's Board of Directors, 50,000 of which have an exercise price of $4.37 per share and 35,000 of which have an exercise price of $4.25 per share. The stock options are exercisable as follows: 25,000 at any time until February 28, 2001, 25,000 at any time until January 1, 2002, and 35,000 at any time until January 22, 2002.

(3) All of these individuals filed a Schedule 13D/A on August 15, 1997 in which they stated that although they have not entered into any written agreement relating to voting of their shares or relating to any particular course of action concerning the voting of their shares, they have deemed themselves to be a group pursuant to Rule 13d-5 (b) (1) of the Securities & Exchange Act. As a group, they own a total of 1,606,188 shares or 10.46% of the outstanding shares of the Company.

(4) Assumes 15,340,303 shares outstanding, including 1,500,000 shares reserved for settling the class action lawsuit against the Company and 1,217,500 shares issuable upon the exercise of stock options and warrants which have vested, but which have not yet been exercised.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of November 4, 1997, with respect to the beneficial ownership by each director and officer, and by all directors and officers as a group. All shares shown below are owned by such beneficial owners directly unless otherwise indicated.



                              Amount and               Percent of
Name of                       Nature of                Shares of
Beneficial                    Beneficial               Common Stock
Owner                         Ownership                Outstanding  (7)
-----                         ---------                ----------------
Nancy Zivitz                     729,300    (1)            4.75%
David Wilstein                   522,179    (2)            3.40
Richard Horowitz                 373,530    (2)            2.43
Melvyn Reznick                   303,400    (3)            1.97
Stanley Weinstein                140,550                   0.91
Albert Milstein                  125,000    (4)            0.81
Howard Silverman                  35,000    (5)            0.22
Stephen A. Caswell                20,000    (6)            0.13
Edward R. Jacobs                      --                     --
James R. Quandt                       --                     --
Victor C. Streufert                   --                     --
Michael Keebaugh                      --                     --
Debra Chuckas                         --                     --
Louis Cheng                           --                     --
Eric Hoffberg                         --                     --
Nora Kenner                           --                     --
Michael Ewing                         --                     --
Jerry C. Buckley                     400                     --

All directors and
officers as a group
(18 persons)                   2,248,959                  14.65%


(1) Includes 644,300 shares owned by Clarence R. Zivitz, Nancy Zivitz' husband, and stock options or warrants to purchase 85,000 shares owned by Nancy Zivitz, a member of the Company's Board of Directors, 50,000 of which have an exercise price of $4.37 per share and 35,000 of which have an exercise price of $4.25 per share. The stock options are exercisable as follows: 25,000 at any time until February 28, 2001, 25,000 at any time until January 1, 2002, and 35,000 at any time until January 22, 2002.

(2) Mr. Wilstein and Mr. Horowitz are members of a group that filed a Schedule 13D/A on August 15, 1997 in which they stated that although they have not entered into any written agreement relating to voting of their shares or relating to any particular course of action concerning the voting of their shares, they have deemed themselves to be a group pursuant to Rule
     13d-5 (b) (1) of the Securities & Exchange Act. As a group, they own a total of 1,606,188 shares or 10.46% of the outstanding shares of the Company.

(3) Includes stock options to purchase 25,000 shares at an exercise price of $4.87 per share, exercisable at any time until February 28, 2001, stock options to purchase 25,000 shares at an exercise price of $4.87 per share, exercisable at any time until May 31, 2001, stock options to purchase 25,000 shares at an exercise price of $4.87 per share, exercisable at any time until August 31, 2001, stock options to purchase 25,000 shares at an exercise price of $4.87 per share, exercisable at any time until November 30, 2001, and stock options to purchase 150,000 shares at an exercise price of $4.37 per share, exercisable at any time until April 5, 2001, with respect to 100,000 of those options, February 28, 2002, with respect to 25,000 of those options, and May 31, 2002, with respect to 25,000 of those options. Does not include stock options to purchase 200,000 shares at an exercise price of $4.87 per share, which do not vest until RCI achieves certain financial performance goals, and stock options to purchase 50,000 shares at an exercise price of $4.37 per share, which do not vest until RCI becomes a public company. See "Ratification of 1996 Stock Option Program for Directors, Officers and Key Consultants" in the Company's Proxy Statement for its 1996 Annual Meeting of the Shareholders, and "Directors and Executive Officers - Stock Options" in this Proxy Statement.

(4) Includes stock options to purchase 25,000 shares at an exercise price of $4.37 per share exercisable at any time until April 5, 2001, stock options to purchase 25,000 at an exercise price of $4.37 per share exercisable at any time until January 1,

     2002, and options to purchase 35,000 shares at an exercise price of $4.25 per share exercisable at any time until January 22, 2002.

(5) Reflects 35,000 stock options to purchase 35,000 shares of the Company's Common Stock at an exercise price of $4.25 per share, exercisable at any time until January 22, 2002.

(6) Does not include stock options to purchase 50,000 shares at an exercise price of $4.37 per share, which do not vest until RCI achieves certain financial performance goals, and stock options to purchase 40,000 shares at an exercise price of $4.25 per share, exercisable at any time until January 22, 2002, which are pledged to the Company as additional collateral for a non-recourse loan previously made to Mr. Caswell [see "Item 13. Certain Relationships and Related Transaction - Note Receivable From
     Officer"].

(7) Assumes 15,340,303 shares outstanding, including 1,500,000 shares reserved for settling the class action lawsuit against the Company and 1,217,500 shares issuable upon the exercise of stock options and warrants which have vested, but which have not yet been exercised.

Based upon the Company's review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, as amended, all of such Forms were filed on a timely basis by such reporting persons.

                              ELECTION OF DIRECTORS

Directors are elected by the shareholders at each annual meeting to hold office until their respective successors are elected and qualified. Pursuant to the Bylaws of the Company, the Board of Directors consists of not less than five (5) nor more than nine (9) directors, and the number is presently fixed at seven (7) members. Melvyn Reznick, Nancy Zivitz and Albert Milstein were elected to the Board of Directors at the 1996 Annual Meeting of Shareholders. Howard Silverman was appointed to the Board on January 20, 1997 to fill one of the vacancies [see "Certain Relationships and Related Transactions - Appointment of Howard Silverman as Director"]. Richard Horowitz, Stanley Weinstein and David Wilstein were appointed to the Board on August 13, 1997 to fill the remaining vacancies [see "Certain Relationships and Related Transactions - Appointment of Richard Horowitz, Stanley Weinstein and David Wilstein as Directors"].

Voting for the election of directors may be either cumulative or non-cumulative. Under California law, cumulative voting is not permitted unless, at the Annual Meeting and prior to the voting, at least one shareholder gives notice of his intention to cumulate his votes. If that occurs, then all the Company's shareholders have cumulative voting rights in the election of directors. If no such notice is given, voting for directors will be non-cumulative, which means that a simple majority of the shares voting may elect all of the directors. Under cumulative voting, each shareholder entitled to vote has the right to give one candidate a number of votes equal to the number of authorized directors multiplied by the number of votes to which his shares are entitled, or to distribute his votes on the same principle among as many candidates as he desires. Each share of Common Stock, therefore, has a number of votes equal to the number of authorized directors. Proxies may not be voted for more than seven (7) directors.

Although management of the Company expects that each of the following nominees will be available to serve as a director, in the event that any of them should become unavailable prior to the Annual Meeting, management's proxies will be voted for a nominee or nominees designated by management or will be voted for a lesser number of directors. If there are other nominees, management's proxies will be voted so as to elect the greatest number of the following nominees. Management has no reason to believe that any of its nominees, if elected, will be unavailable to serve.

The nominees for election to the Board of Directors as selected by the Board of Directors of the Company are set forth below alphabetically:

                         Richard Horowitz
                         Albert Milstein
                         Melvyn Reznick
                         Howard Silverman
                         Stanley Weinstein
                         David Wilstein
                         Nancy Zivitz


The biographies of nominees, including certain additional information, are set forth below alphabetically:

RICHARD M. HOROWITZ, 56, joined the Board in August 1997 to fill a vacancy. He has served as President of Management Brokers Insurance Agency (Beverly Hills,
CA) since 1974. He also serves as Chairman of Leviathan Corporation, a computer sales, consulting and software company, and Chairman of Dial 800, Inc., a telecommunication company. Since 1990, he has been a member of the Board of Directors of Trio-Tech International, a company that produces environmental testing equipment. He has an MBA from Pepperdine University.

ALBERT MILSTEIN, 51, joined the Company's Board of Directors in November
1995. He is a partner with the law firm of Winston & Strawn, for whom he has worked since 1972. He practices in the area of real estate and health care. He received his Juris Doctor from the University of Chicago Law School in 1972 and received a Bachelor of Arts from Yeshiva University in 1969. Since 1986. He has been a member of the Board of Directors of Biologic Systems Corp., a publicly-traded computerized medical diagnostic company.

MELVYN REZNICK, 55, has been the President, Chief Executive Officer and
Chief Financial Officer of Incomnet since November 1995 and the Chairman of the Board since May 9, 1996. He also serves as the Chief Executive Officer, Chairman, President and Chief Financial Officer of GenSource Corporation since its acquisition on May 2, 1997 as California Interactive Computing, Inc. (CIC) [CIC's name was changed to GenSource Corporation on October 15, 1997. See "Certain Relationships and Related Transactions - Change of Name of California Interactive Computing to GenSource Corporation"]. He has 30 years of experience in engineering, manufacturing, management, marketing, real estate and corporate development. Since 1978, he has been a partner in two real estate companies, Property Research and Management Co. and PRM Realty. Prior to entering the real estate industry, he was an engineer in the aerospace industry. He has a Bachelor of Science and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and is a member of the Society of Sigma Xi. He is also an active member of the National Association of Corporate Directors (NACD).

HOWARD SILVERMAN, 57, joined the Company's Board in January 1997 to fill a vacancy on the Board. He is presently an independent consultant in the field of investment banking. From November 1996 to October 1997, he served as an investment banking consultant with Andrew, Alexander, Wise & Co. (New York, NY). From May 1995 to November 1996, Mr. Silverman served as Vice President of Corporate Finance for Rickel & Associates. From 1991 until he joined Rickel, he served as an independent consultant to early stage and mid-sized operating companies. From 1985 to 1991, he was the founder and Board Chairman of Vision Sciences, a company that developed, manufactured and sold in-office lens casting systems. In 1968, Dr. Silverman received a Doctor of Optometry from Illinois College of Optometry and in 1965, he received a Chemical Engineering degree from the College of the City of New York.

STANLEY C. WEINSTEIN, 65, joined the Board in August 1997 to fill a vacancy. He is a co-founder and the Managing Shareholder of Weinstein Spira & Company, P.C. Certified Public Accountants, which was established in 1962 in Houston, TX. His expertise includes diverse business consulting, executive recruitment and compensation, and the development and utilization of marketing strategies. Mr. Weinstein attended Rutgers University and obtained a B.B.A. from Upsala College. He is a member of the American Institute of Certified Public Accountants (AICPA) and the Texas Society of Certified Public Accountants (TSCPA).

DAVID WILSTEIN, 69, joined the Board in August 1997 to fill a vacancy. He is the President and Chairman of the Realtech Group, a real estate development and management firm in Los Angeles, CA, which he founded in 1968. He is also the Chairman of the Board of Aero Products Research, a company that develops plastic products and is a member of the Board of C. I. Systems, a company that develops electro-optical test equipment. Mr. Wilstein has a B.S. in Civil Engineering from the University of Pittsburgh.

NANCY S. ZIVITZ, 49, joined the Company's Board of Directors in November
1995. From 1987 to 1991, she was Senior Vice President of City National Bank in Washington, D.C. where she was head of the Retail Banking Unit. From 1991 to the present, she has been involved in community service for such organizations as the Coalition of Christians and Jews and the Association of Professional Women. She has a Bachelor of Business Administration from George Washington University.

AMENDMENTS TO BYLAWS

On June 8, 1997, the Board of Directors of the Company adopted an amendment to the Company's Bylaws relating to the procedures for nominating candidates for election as directors of the Company. The amendment states as follows:

     "Section 3.A. NOMINATION OF DIRECTORS. Only persons who are nominated in accordance with the procedures set forth in this Section 3A shall be eligible for election as, and to serve as, directors. Nominations of persons for election to the Board of Directors may be made at a meeting of the stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of such stockholder's notice provided for in this Section 3A, who shall be entitled to vote at such meeting in the election of directors and who complies with the requirements of this Section 3A. Such nominations, other than those made by or at the direction of the Board of Directors, shall be preceded by timely advance notice in writing to the Secretary of the Corporation. To be timely, a stockholders' notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation (i) with respect to an election to be held at the annual meeting of the stockholders of the Corporation, not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that with respect to the annual meeting of stockholders to be held in 1997 or in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) with respect to an election to be held at a special meeting of stockholders of the Corporation for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders of the Corporation or public disclosure of the date of the special meeting was made, whichever first occurs.

     Any such stockholder's notice to the Secretary of the Corporation shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of each class of capital stock of the Corporation beneficially owned by such person, (iv) the written consent of such person to having such person's name placed in nomination at the meeting and to serve as a director if elected and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (y) as to the stockholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the number of shares of each class of voting stock of the Corporation which is then beneficially owned by such stockholder. The presiding officer of the meeting of stockholders shall determine whether the requirements of this Section 3A have been met with respect to any nomination or intended nomination. If the presiding officer determines that any nomination was not made in accordance with the requirements of this Section 3A, he shall so declare at the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this
     Section 3A, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3A."

On August 13, 1997, the Board of Directors of the Company adopted an amendment to the Company's Bylaws providing that the fixed number of directors of the Company will be seven (7) members, rather than six (6) members, within a range of permitted directors numbering a minimum of five (5) and a maximum of nine
(9).

On November 5, 1997, the Board of Directors of the Company adopted an amendment to the Company's Bylaws providing that all formal resolutions, acts or decisions of the Board must be approved by a majority vote, plus one additional vote, of the directors present at a meeting duly held at which a quorum is present. The new amended Bylaw states as follows:

     Section 10. QUORUM. A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority vote, plus one additional vote, of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, subject to the provisions of
     Section 310 of the Corporations Code of California (approval of contracts or transactions in which a director has a direct or indirect material financial interest), Section 311 (appointment of committees), and Section 317(e) (indemnification or directors). A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority vote, plus one additional vote, of the required quorum for such meeting.

                        DIRECTORS AND EXECUTIVE OFFICERS

MEETINGS AND COMPENSATION OF BOARD OF DIRECTORS

The Board of Directors of the Company held nine meetings during the year ended December 31, 1996. Each director attended all meetings for which he or she was eligible to attend. The Company has standing audit, compliance and compensation committees. Board members are reimbursed for out-of-pocket expenses and will receive stock options as defined in the section entitled "Directors and Executive Officers - Stock Options & Warrants."

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company and its wholly-owned subsidiaries, National Telephone Communications, Inc. (NTC) and GenSource Corporation (GenSource) [formerly California Interactive Computing, Inc. (CIC)], which was acquired on May 2, 1997 [see "Certain Relationships and Related Transactions - Change of Name of California Interactive

Computing to GenSource Corporation"], are set forth below, along with their biographies [see "Election of Directors" for the biographies of the Company's directors].

Name                          Positions
----                          ---------

Melvyn Reznick           President, Chief Executive Officer, Chief Financial
                         Officer and Chairman of the Board, Incomnet and
                         GenSource.
Richard Horowitz         Director, Incomnet
Albert Milstein          Director, Incomnet
Howard Silverman         Director, Incomnet
Stanley Weinstein        Director, Incomnet
David Wilstein           Director, Incomnet
Nancy Zivitz             Director, Incomnet
Stephen A. Caswell       Vice President and Corporate Secretary, Incomnet and
                         Vice President, Director and Corporate Secretary of
                         GenSource
Edward R. Jacobs         Chairman, NTC
James R. Quandt          President and Chief Executive Officer, NTC
Victor C. Streufert      Senior Vice President -- Finance & Administration and
                         Chief Financial Officer, NTC
Michael J. Keebaugh      Vice President of Operations, NTC
Timothy M. Ciaccio       Vice President of Information technology and Chief
                         Information Officer, NTC
Debra A. L. Chuckas      Senior Vice President of Marketing Support, NTC
Jerry C. Buckley         Director, GenSource
Eric Hoffberg            President and Chief Operating Officer, GenSource
Nora Kenner              Vice President of Customer Services, GenSource
Michael Ewing            Vice President of  Sales & Marketing, GenSource


STEPHEN A. CASWELL, 48, is Vice President and Corporate Secretary of Incomnet. He joined the Company in August 1987 and has been Secretary since August 1989. He also is Vice President, Director and Corporate Secretary of GenSource since its acquisition by the Company [On October 15, 1997, CIC's name was changed to GenSource Corporation. See "Certain Relationships and Related Transactions - Change of Name of California Interactive Computing, Inc."]. He was a director of Incomnet, Inc. from April 1988 to November 1995 when he resigned. Mr. Caswell is a leading expert in electronic messaging networks. From 1982 to 1987, Mr. Caswell had his own consulting firm that specialized in designing PC-based networking systems. He has a Master of Arts in Communications from American University in Washington, D.C. and a Bachelor of Arts in Philosophy from Tufts University.

EDWARD R. JACOBS, 60, is Chairman of the Board of Directors of NTC. He has in excess of 20 years experience in management with Fortune 500 firms such as CCH- Computax and McDonnell Douglas. For the five years before joining NTC in March 1992, he managed his own investment banking firm. Prior to that, he co-founded Dataccount Corporation, one of the largest privately held computerized financial services companies in Southern California.

JAMES R. QUANDT, 48, is President, Chief Executive Officer and a director of NTC. Prior to joining NTC in January 1997, Mr. Quandt was the Chairman of the Board of Directors of Global Financial Information Corporation, a privately held group of companies in the financial information and technology industry, a position which he held from 1995 to January 6, 1997. From 1991 to 1995, Mr. Quandt was the President and Chief Executive Officer of Standard & Poors Financial Information Services, a subsidiary of McGraw Hill Corporation in New York, New York. From 1980 to 1991, Mr. Quandt was an executive officer in various capacities with Security Pacific National Bank in Los Angeles, California. Mr. Quandt earned a Bachelors of Science in Economics and Business Administration from Saint Mary's College of California in 1971 and completed the program at the Graduate School of Business, Management Policy Institute, at the University of Southern California.

VICTOR C. STREUFERT, 40, is Senior Vice President of Finance & Administration, Chief Financial Officer and Secretary of NTC. Prior to joining NTC in 1997,
Mr. Streufert was Vice President of Finance and Chief Financial Officer for PYXIS Corp., a $200 million health care company, from 1995 to 1997. From 1989 to 1995, he was Executive Vice President and Chief Financial Officer for American Health Properties. Mr. Streufert has a Bachelors of Arts in Economics from Valparaiso University in 1979 and a Masters of Business Administration in Finance and Marketing from the University of Chicago in 1985.

MICHAEL J. KEEBAUGH, 43, has been the Vice President of Operations of NTC since March 1997. As Vice President of Operations, Mr. Keebaugh is responsible for the NTC Call Center, facilities management, billing, collections, and order processing, as well as the ongoing relationship with key vendors. Prior to joining NTC, Mr. Keebaugh was the Vice President of Operations for GE Capital Commercial Direct in Atlanta, Georgia, and the Vice President of Operations for Mid Communication, Inc. in Seattle, Washington. GE Capital Commercial Direct and Mid Communication, Inc. are both long distance telephone service resale companies. Prior to joining Mid Communication, Inc. in May 1995, Mr. Keebaugh worked in a variety of management positions, including National Customer Support Manager, for Sprint Communications in Overland Park, Kansas. Mr. Keebaugh has a Bachelor of Science degree from Bowling Green State University in Ohio.

TIMOTHY M. CIACCIO, 39, has been Vice President of Information Technology since August 1997. Prior to joining NTC, Mr. Ciaccio was Vice President of Information Technology for NextWave Telecom, Inc. where he was responsible for the defining and creation of the information systems organization for this nationwide wireless telecommunications start-up company. Before joining NextWave, Mr. Ciaccio was Vice President and Chief Information officer for LA Cellular, headquartered in Cerritos, CA where he was responsible for the strategic direction of information technology, including business applications and information systems architecture. Mr. Ciaccio has a Bachelors of Science in Information and Computer Science and a Masters Degree in Business Administration from the University of California at Irvine

DEBRA A. L. CHUCKAS, 38, is the Senior Vice President of Marketing Support for NTC and has held a number of other marketing positions with NTC since she joined that company in June 1993. As Senior Vice President of Marketing Support, Ms. Chuckas directs the development and implementation of long distance service marketing programs as well as the ongoing support of NTC's independent sales representatives. Prior to joining NTC, Ms. Chuckas held management positions in the retail industry where she was responsible for the management of a women's apparel chain. Ms. Chuckas has also held positions in the marketing, communication and management fields in the hotel industry in Chicago and New Orleans. Ms. Chuckas holds a Bachelors of Arts in Business Administration from the University of Hawaii.

JERRY C. BUCKLEY, 61, was one of the founders of GenSource Corporation in 1977 [formerly CIC until October 15, 1997. See "Certain Relationships and Related Transactions - Change of Name of California Interactive Computing to GenSource Corporation"] and served as GenSource's Chairman, President and CEO from GenSource's inception until GenSource was acquired by the Company on May 2, 1997. Prior to founding GenSource, he was employed in various positions in software development and engineering by Lockheed. He received a Bachelor of Arts in Geology from USC in 1960.

ERIC HOFFBERG, 43, has been employed at GenSource since January 1990 [formerly CIC until October 15, 1997. See "Certain Relationships and Related Transactions
- Change of Name of California Interactive Computing to GenSource Corporation"] and has more than 20 years of experience in the insurance industry [see "Certain Relationships and Related Transactions - Change of Name of California Interactive Computing to GenSource Corporation"]. From January 1991 to his promotion to President and Chief Operating Officer at the acquisition by the Company, he served as GenSource's Vice President of System Services. From January 1990 - December 1990, he served as the Director of Systems & Programming for GenSource. Prior to joining GenSource, he worked as Assistant Vice President & MIS Director for a subsidiary of Continental Insurance from 1988 - 1990. Mr. Hoffberg is married to Nora Kenner. In 1976, he received a Bachelor of Arts in Business Administration from Long Beach State University.

NORA KENNER, 38, has been employed by GenSource since 1980 when she joined as an administrative assistant [formerly CIC until October 15, 1997. See "Certain Relationships and Related Transactions - Change of Name of California Interactive Computing to GenSource Corporation"]. From January 1991 to her promotion to Vice President of Consulting Services upon the acquisition of GenSource by the Company, she served as Assistant Vice President of Consulting Services. Prior to 1991, she served in various capacities, including Director of Consulting Services from 1988 - 1991. Ms. Kenner is married to Mr. Hoffberg. In 1979, she received a Bachelor of Arts in Biology from UCLA.

MICHAEL EWING, 44, is Vice President of Sales and Marketing at GenSource [formerly CIC until October 15, 1997. See "Certain Relationships and Related Transactions - Change of Name of California Interactive Computing to GenSource Corporation"]. Prior to joining GenSource upon the acquisition by the Company, Mr. Ewing served as the Regional Director of Channel Sales for Business Objects (Newport Beach, CA) from May 1996 - May 1997. Prior to that, he served as Regional

Manager of Sales for VMark Software (Irvine, CA) from October 1990 - May 1996. In 1978, he received a Bachelor of Arts in Public Administration from UCLA.

EXECUTIVE COMPENSATION

The following tables set forth certain information concerning cash and stock option compensation paid or accrued by the Company for the years ended December 31, 1996, 1995 and 1994 to the Chief Executive Officer and to each of the five most highly compensated executives of the Company whose aggregate cash compensation, bonuses and stock option compensation exceeded $100,000.


                             TOTAL CASH COMPENSATION


Name of
Individual          Position                             1996               1995                  1994
----------          --------                             ----               ----                  ----

Edward R. Jacobs    Chairman, NTC                      $405,471 (1)       $292,499 (1)           $114,919

Melvyn Reznick      President and Chief Executive
                    Officer, Incomnet                  $350,000 (2)        $15,234 (3)                 --

Jerry Ballah (4)    Consultant, NTC                    $344,068           $360,537               $335,193

William Savage (4)  Vice President
                      of Operations, NTC               $185,574           $134,542                     --

Richard Marting (4) Vice President, NTC                $175,746           $134,229               $102,998

Stephen A. Caswell  Vice President, Incomnet           $130,000 (5)        $80,000 (6)            $70,000


(1) All compensation was received as cash in the form of salary. Does not include proceeds of loans made to Mr. Jacobs by NTC [see "Certain Relationships and Related Transactions - Settlement With NTC Directors"]. Effective June 1, 1996, Mr. Jacob's annual salary was increased from $240,000 to $480,000.

(2) Consists of a salary of $175,000 and a cash bonus of $175,000. Effective December 1, 1996, Mr. Reznick's annual salary was increased to $250,000, with an incentive bonus program that could result in additional compensation of $100,000 if certain goals are achieved in 1997 [see "Directors and Executive Officers - Compensation Committee Report" and "Certain Relationships and Related Transactions - Employment Agreements With Company Management"].

(3) Consists of cash compensation for one month of service based upon an annual salary of $182,800 per year.

(4) Mr. Ballah, Mr. Savage and Mr. Marting are no longer employed at NTC. Mr. Ballah resigned as an officer and director of NTC on March 20, 1997. He now serves as a consultant to NTC.

(5) Consists of a salary of $90,000 and a cash bonus of $40,000. Effective January 1, 1997, Mr. Caswell's annual salary was increased to $115,000, with an incentive bonus program that could result in additional compensation of $35,000 if certain goals are achieved in 1997 [see "Directors and Executive Officers - Compensation Committee Report" and "Certain Relationships and Related Transactions - Employment Agreements With Company Management."]

(6) All compensation was received as cash in the form of salary. Does not include proceeds of loans made to Mr. Caswell by the Company [see "Certain Relationships and Related Transactions - Note Receivable From Officer"].

                         TOTAL STOCK OPTION COMPENSATION
Name of
Individual          Position                1996          1995          1994
----------          --------                ----          ----          ----

Edward R. Jacobs    Chairman, NTC            --        $2,343,759 (1)      --

Stephen A. Caswell  Vice President,
                    Incomnet                 --          $996,599 (2)      --


(1) Consists of 150,000 stock options exercised at $5.00 per share on July 25, 1995 when the stock was priced at 20-5/8, bringing the Company $750,000. This stock was not sold at the time of exercise. The Company made a loan of $307,240 to Mr. Jacobs associated with this transaction [see "Certain Relationships and Related Transactions - Settlement With NTC Directors"].

(2) Consists of 89,582 stock options exercised at $5.00 per share on April 4, 1995 when the stock was priced at 16-1/8, bringing the Company $447,910. This stock was not sold at the time of exercise. The Company made a loan of $300,000 to Mr. Caswell associated with this transaction [see "Certain Relationships and Related Transactions - Note Receivable from Officer"].

STOCK OPTIONS AND WARRANTS GRANTED BY THE COMPANY

The following stock options and warrants are held by the following directors and executive officers of the Company. These stock options and warrants relate to the options to purchase the common stock of Incomnet, Inc. and do not include any stock options granted by NTC to purchase the common stock of NTC [see "Directors and Executive Officers - Stock Options Granted by NTC"]. These stock options also do not include any stock options or warrants issued by Rapid Cast, Inc. to certain executive officers and directors of the Company in consideration for services rendered and loans made to Rapid Cast, Inc. [see "Certain Relationships and Related Transactions - Recent Recapitalization of RCI."]


                                                      Exercise or              Date of          Potential Value (8)
Employee                  Type         Number          Base Price           Expiration           5%             10%
--------                 -------      -------         -----------           ----------         -----          ------

Melvyn Reznick           options       25,000  (1)          $4.87              2/28/01         $  --           $  --
                         options      100,000  (2)           4.37               4/5/01            --          25,589
                         options       25,000  (1)           4.87              5/31/01            --              --
                         options       25,000  (1)           4.87              8/31/01            --              --
                         options       25,000  (1)           4.87             11/30/01            --              --
                         options       25,000  (2)           4.37              2/28/02            --          14,933
                         options       25,000  (2)           4.37              5/31/02            --          17,962
                         options       50,000  (3)           4.37        5 years from vesting     --          48,039
                         options      200,000  (1) (4)       4.87        5 years from vesting     --          92,158
Stephen A. Caswell       options       50,000  (4)           4.37        5 years from vesting     --          48,039
                         options       40,000  (5)           4.25              1/21/02            --          24,000
Albert Milstein          options       25,000                4.37               4/5/01            --           6,500
                         options       25,000                4.37               1/1/02            --          12,000
                         options       35,000  (6)           4.25              1/21/02            --          21,000
Mark Richardson          options       15,000                4.37               4/5/01            --           3,900
                         options       15,000                4.37               1/1/02            --           7,200
                         options       20,000  (6)           4.25              1/21/02            --          12,000
Nancy Zivitz             options       25,000                4.37               2/5/01            --           3,750
                         options       25,000                4.37               1/1/02            --          12,000
                         options       35,000  (6)           4.25              1/21/02            --          21,000
Howard Silverman         options       35,000  (7)           4.25              1/21/02            --          21,000

(1) These options were issued on November 30, 1995 pursuant to an employment contract between Mr. Reznick and Incomnet (see "Employment Agreement Between Melvyn Reznick and Incomnet"). All other options listed in this table were granted under the Incomnet 1996 Stock Option Plan.

(2) These options were issued for service to the Company and because Mr. Reznick had personally guaranteed a line of credit for the Company in the amount of $1,020,000. The Company repaid the line of credit in October 1996 and the line has been closed [see "Certain Relationships and Related Transactions - Loan to Company By Melvyn Reznick".]

(3) These options do not vest until Rapid Cast, Inc. becomes a publicly-traded company.

(4) These options do not vest until Rapid Cast, Inc. achieves certain financial performance goals.

(5) These options were pledged as collateral for a loan provided to Mr. Caswell by the Company [see "Certain Relationships and Related Transactions - Note Receivable from Officer"] and were authorized for grant by the Board of Directors on January 21, 1997 upon recommendation of the Compensation Committee.

(6) These options were granted by the Board of Directors on January 21, 1997. They were not granted pursuant to and are not covered by the provisions of the Company's 1996 Stock Option Plan.

(7)  These options were granted by the Board of Directors on January 21, 1997.

(8) These columns show the potential realizable value at assumed annual rates of stock price appreciation based upon the last reported sale price of the Company's common stock on October 22, 1997 on the NASDAQ Small Cap Market, which was $3.31 per share.

COMPENSATION COMMITTEE REPORT

The Company's Compensation Committee met on January 21, 1997 and made recommendations regarding compensation for the Company's executives.
The Committee consists of Nancy Zivitz, Albert Milstein and Howard Silverman. Stephen Caswell was a member of the Compensation Committee until he resigned from that position on June 27, 1997. Mr. Caswell did not participate in discussion of his compensation. Mr. Silverman did not vote on the recommendations because he had just joined the Board. The recommendations were as follows:

(1) Melvyn Reznick's annual salary for the twelve month period commencing on December 1, 1996 and ending on December 1, 1997 should be increased to $250,000. Mr. Reznick should be granted a cash bonus of $40,000. He should also be granted options to purchase a certain number of shares of NTC common stock from the Company. The number of options will be calculated based on the fair market value of NTC's stock as of December 31, 1996, which is being determined pursuant to a Duff & Phelps appraisal expected to be completed in the near future. The number of options to purchase NTC stock will equal $135,000 divided by the fair market value of each share of NTC stock on December 31, 1996. The exercise price will equal the fair market value of NTC stock and the term of the options will be three years. On June 27, 1997, the Company's Board of Directors and Mr. Reznick agreed that Mr. Reznick would be paid the balance of his bonus in cash in an amount equal to $135,000 in lieu of options to purchase NTC stock from the Company. The Company's Compensation Committee also recommended that Mr. Reznick's bonus for 1997 be $100,000, subject to the approval of the Company's Board of Directors, provided that the Board determines that Mr. Reznick satisfies the following criteria: The Company completes the spin-off of 10% of the common stock of NTC that it owns, the pending investigation of the Company by the Securities and Exchange Commission is settled and terminated, the Company's legal and regulatory issues are under control and, if possible, resolved, the Company expands its corporate communications activities so that its stock is presented properly to the investment community, the Company develops a new source of revenues and profits so that Incomnet, Inc. has a clear potential to cover its costs independent of NTC and RCI, and there is significant appreciation in the value of the Company's stock.

(2) Stephen A. Caswell's annual salary for the twelve month period commencing on January 1, 1997 should be increased to $115,000. Mr. Caswell should be granted a cash bonus of $10,000. He should also be granted options to purchase a certain number of shares of NTC common stock from the Company, calculated in the same manner as for Mr. Reznick, except that the dollar amount of options is $40,000 rather than $135,000. On June 27, 1997, the Company's Board of Directors and Mr. Caswell agreed that Mr. Caswell would be paid the balance of his bonus in cash in an amount equal to $40,000 in lieu of options to purchase NTC stock from the Company. The Compensation Committee recommended and the Board of Directors approved a potential cash bonus of $35,000 for Mr. Caswell for 1997, provided that the Company achieves the same goals as are applicable to Mr. Reznick's potential 1997 bonus.

The Compensation Committee also reviewed the settlement between the Company and Mr. Caswell in November 1995 and recommended that Mr. Caswell receive
40,000 stock options for services he performed for the Company, provided that those options be held as collateral against the loan that Mr. Caswell owes to the Company. The Committee also recommended that the Company assume all tax liabilities that Mr. Caswell would incur should the stock held as collateral not be sufficient to pay off the outstanding loan. [See "Item 13.
Certain Relationships and Related Transaction - Note Receivable From
Officer"].

In making the recommendations to the Board of Directors for Mr. Reznick's and Mr. Caswell's compensation, the Compensation Committee in its report noted extraordinary work performed by these executives under difficult conditions. Mr. Reznick performed an important and deciding role in financing and procuring the equity financing for Rapid Cast, Inc., one of the Company's subsidiaries. Mr. Reznick personally made and guaranteed bridge loans to Rapid Cast, Inc. as well as coordinating negotiations with J.P. Morgan and The Clipper Group to complete the institutional financing of Rapid Cast, Inc. Mr. Reznick is serving a key role on the Board of Directors, Audit Committee and Compensation Committee for Rapid Cast, Inc. He also works with the research and development department of Rapid Cast, Inc. The Compensation Committee believes that the institutional financing of Rapid Cast, Inc. may not have been accomplished without the financial and managerial involvement of Mr.
Reznick.

The Compensation Committee noted that Mr. Reznick was also instrumental in resolving the issues with National Telephone & Communications, Inc., the Company's 100% owned subsidiary, including initiating the procedures necessary to accomplish the eventual spin-off of a portion of the Company's NTC shares. The current management incentive agreement with NTC provides Incomnet, Inc. with a source of working capital in 1997. The Compensation Committee also noted that Mr. Reznick served as an effective leader in resolving and making progress in resolving difficult legal and regulatory issues affecting the Company. The Compensation Committee made a comparative analysis of Mr. Reznick's annual salary in relation to the salaries of chief executive officers of public companies of approximately the same size, as well as the salaries of the chief executive officers of NTC and RCI, and determined that the recommendation for Mr. Reznick's compensation was fair and reasonable.

The Compensation Committee also issued a report with respect to Mr.
Caswell which noted his valuable work in providing support for the Company's litigation tasks, including his assistance in the legal action for the recovery of short swing profits for the Company in MORALES VS. INCOMNET, INC. AND SAM
D. SCHWARTZ. Mr. Caswell performed critical tasks in connection with the Company raising $2,440,000 in the private placement of the Series A 2% Convertible Preferred Stock. Mr. Caswell was also instrumental in establishing an investor relations program for the Company including the hiring of Fi.Comm, Ltd., the Company's investor relations firm. The Compensation Committee made a comparative analysis of Mr. Caswell's annual salary in relation to the salaries of corporate secretaries of public companies of approximately the same size, and determined that the recommendation for Mr. Caswell's compensation was fair and reasonable.

On January 21, 1997, the Board of Directors approved the recommendation of the Compensation Committee regarding compensation for Mr. Caswell and Mr. Reznick and for changes to the settlement with Mr. Caswell in November 1995. The Board also granted the stock options to officers, directors and members of committees to the Company's Board of Directors described under "Directors and Executive Officers - Stock Options and Warrants Granted By The Company".

STOCK OPTIONS GRANTED BY NTC

On March 20, 1997, the Board of Directors of NTC adopted the National
Telephone & Communications, Inc. Key Independent Representatives Stock Option Plan, effective as of February 28, 1997. This plan authorizes the grant of stock options to purchase up to 2,884,615 shares of NTC common stock to key independent sales representatives. A total of 961,538 stock options were granted under this plan as of February 28, 1997 to a total of 54 independent sales representatives. The exercise price of the stock options is $3.50 per share and they are exercisable for a period of five years from the date of grant. In the future, any stock options granted under this plan will have an exercise price equal to the greater of $3.50 per share or the fair market value of NTC common stock. The 961,538 stock options granted to date under this plan vest and are exercisable commencing on June 30, 1998 with respect to 480,769 options, and on June 30, 1999 with respect to 480,769 options, subject to acceleration with respect to the second 480,769 stock options to a date 180 days after the sale of NTC shares in any bona fide underwriting. In the future, any stock options granted under this plan will vest and commence being exercisable in not less than four equal installments on each anniversary date after the date of the grant. The stock options expire 30 days after the termination of any independent sales representative from NTC.

On March 20, 1997, the Board of Directors of NTC adopted the National
Telephone & Communications, Inc. 1996 Stock Option Plan for the executive officers, directors, employees and key consultants of NTC, effective as of February 28, 1997. This plan authorizes the grant of stock options to purchase up to 3,705,001 shares of NTC common stock to executive officers, directors, employees and key consultants. The exercise price of these stock options will be the greater of $3.50 per share or the fair market value of NTC common stock. A total of 3,172,094 stock options were granted under this plan, 2,437,094 of which were granted effective on February 28, 1997 to a total of 263 employees and consultants of NTC, and 735,000 of which were granted effective March 31, 1997 to a total of 18 key employees and consultants of NTC. The exercise price of the 2,437,094 of these stock options is $3.50 per share and the exercise price of the 735,000 of these stock options is $3.75 per share. All of the stock options are exercisable for a period of ten years after they are granted. The stock options terminate 90 days from the date of the termination of an employee's employment with NTC, or 30 days from such termination in the case of consultants to NTC.

The 735,000 stock options vest on June 30, 1998. The 2,437,094 stock options were granted in two groups: 239,400 stock options among 249 employees and consultants, and 2,197,694 stock options among 14 executive officers, directors and key consultants of NTC. The 239,400 stock options vest as follows: (1) 119,700 stock options vest according to the following schedule: 40% on the later of the second anniversary of the employee's hire date or 180 days after the first sale by NTC of common shares in a bona fide underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (an "Underwriting"), 20% on the later of the third anniversary of the employee's hire date or 180 days after an Underwriting, 20% on the later of the fourth anniversary of the employee's hire date or 180 days after an Underwriting, and 20% on the later of the fifth anniversary of the employee's hire date or 180 days after an Underwriting; and (2) 119,700 stock options vest according to the following schedule: 40% on the second anniversary of the employee's hire date, 20% on the third anniversary of the employee's hire date, 20% on the fourth anniversary of the employee's hire date, and 20% on the firth anniversary of the employee's hire date.

The 2,197,694 stock options vest as indicated in the following table, which also includes the convertible debt units granted to Mr. Jacobs and Mr. Ballah pursuant to the National Telephone & Communications, Inc. Convertible Debt Plan, as discussed later in this section.

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Grantee(10)              Type              Number         Exercise or      Date of        Value at Assumed Annual Rates of Stock
                                                          Conversion       Expiration     Price Appreciation For Term (9)
                                                          Price                           5%             10%
                                                                                          --             ---
--------------------------------------------------------------------------------------------------------------------------------
Edward R. Jacobs(1)      Stock Options       240,385      $3.50           3/20/2007       $  333,338     $1,029,143
                         Stock Options       288,462      $3.50           3/20/2007       $  400,004     $1,234,617
                         Convertible
                         Debt Units        1,407,115      $3.01           4/11/2002       $  1,170,167   $2,585,764
--------------------------------------------------------------------------------------------------------------------------------
James R. Quandt(2)       Stock Options       300,000      $3.50         3/20/2007(7)      $   416,000    $1,284,000
                         Stock Options       300,000      $3.50         3/20/2007(8)      $   416,000    $1,284,000
--------------------------------------------------------------------------------------------------------------------------------
Michael Keebaugh(3)      Stock Options        50,000      $3.50         3/20/2007(7)      $   69,334     $  214,000
                         Stock Options        50,000      $3.50         3/20/2007(8)      $   69,334     $  214,000
--------------------------------------------------------------------------------------------------------------------------------
Victor C. Streufert(4)   Stock Options        75,000      $3.50         3/20/2007(7)      $   104,001    $  321,000
                         Stock Options        50,000      $3.50         3/20/2007(8)      $   69,334     $  214,000
--------------------------------------------------------------------------------------------------------------------------------
Deborah Chuckas(5)       Stock Options        50,000      $3.50         3/20/2007(7)      $   69,334     $  214,000
                         Stock Options        50,000      $3.50         3/20/2007(8)      $   69,334     $  214,000
--------------------------------------------------------------------------------------------------------------------------------
Timothy Ciaccio(6)       Stock Options        50,000      $3.50        11/01/2007(8)      $   69,334     $  214,000
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------



(1) Mr. Jacobs is the Chairman of the Board of NTC. The conversion price of $3.01 per share for the convertible debt units does not include accrued interest on the outstanding debentures. A description of the NTC Convertible Debt Plan is included in the second paragraph after the footnotes to this table. Pursuant to his new employment agreement with NTC dated October 30, 1997, Mr. Jacobs' stock options have all vested.

(2)  Mr. Quandt is the President, Chief Executive Officer and a director of NTC.

(3)  Mr. Keebaugh is the Vice President of Operations of NTC.

(4)  Mr. Streufert is the Chief Financial Officer of NTC.

(5)  Ms. Chuckas is the Senior Vice President of Marketing Support for NTC.

(6)  Mr. Ciaccio is the Vice President of Information Systems for NTC.

(7) These stock options vest and are exercisable on the later of (i) 15 months after the employee's date of hire or 15 months after the employee's date of promotion to the employee's current position, whichever is later, or
     (ii) 180 days after the first sale by NTC of common stock shares in a bona fide underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (an "Underwriting").

(8)  These stock options vest and are exercisable in accordance with the
     following schedule, subject to       acceleration as described after the
     vesting schedule: (a) 25% on the later of the first anniversary of each employee' date of grant or 180 days after an Underwriting, (b) 25% on the second anniversary of each employee's date of grant, (c) 25% on the third anniversary of each employee's date of grant, and (d) 25% on the fourth anniversary of each employee's date of grant. In the event that the total of NTC's net income plus income and franchise taxes paid or accrued during each fiscal quarter exceeds $10,000,000 in any four consecutive calendar quarters up to and including the fourth calendar quarter of 1997, the vesting of these outstanding stock options would accelerate so that all shares subject to such options would vest on the later to occur of (i) 45 days after the last day of the fourth consecutive calendar quarter on which the total of NTC's net income plus income and franchise taxes exceeded $10,000,000, or (ii) 180 days after an Underwriting. In the event that the total net income plus income and franchise taxes paid or accrued during each fiscal quarter of 1997 does not exceed $10,000,000 but total net income plus income and franchise taxes paid or accrued during 1998 is more than twice NTC's total net income plus income and franchise taxes paid or accrued during 1997, the vesting of these stock options would accelerate so that all shares subject to such options would vest on the later of (i) February 15, 1999, or (ii) 180 days after an Underwriting.

(9) Assumes a current value of $3.50 per share for each share of NTC common stock.

(10) The grantees listed on the table are the executive officers and directors of NTC and do not include seven other NTC employees and key consultants who were granted a total of 115,000 stock options at an exercise price of $3.50 per share, exercisable for a period of ten years from the date of grant, 57,500 of which vest according to the schedule described in footnote 7 above and 57,500 of which vest according to the schedule described in footnote 8 of this table. The grantees listed on the table also do not include Jerry Ballah, a consultant to NTC who resigned as an officer and director of NTC on March 20, 1997. See "Certain Relationships and Related Transactions - Settlement Agreement With NTC Directors" and "Certain Relationships and Related Transactions - Reincorporation of NTC and Resignation of Director."

On March 20, 1997, the Board of Directors of NTC adopted the National
Telephone & Communications, Inc. Directors Stock Option Plan, effective as of February 28, 1997. This plan authorizes the grant of stock options to purchase up to 300,000 shares of NTC common stock to the directors of NTC. 75,000 options have been granted to date under this plan to NTC Board members. The exercise price of the stock options will be the fair market value of the NTC common stock on the date of the grant, and the options will be exercisable for a period of time determined by the NTC Board of Directors at the time of grant, but not to exceed ten years from the date of grant. The stock options terminate 90 days from the date of the termination of a director's membership on the NTC Board of Directors.

On April 11, 1997, the NTC Board of Directors adopted the National Telephone & Communications, Inc. Convertible Debt Plan, effective as of February 28, 1997. This plan authorizes the grant of convertible debt units convertible into up to 2,664,231 shares of NTC common stock to Edward Jacobs and Jerry Ballah. As disclosed on the table above, NTC has granted 1,407,115 convertible debt units to Edward Jacobs and 1,257,116 convertible debt units to Jerry Ballah. The conversion price of the shares is equal to $3.01 plus accrued simple interest from the date of grant to the date of conversion at the rate of 6.49% per annum, convertible at any time during the five year period after the units were granted. Mr. Jacobs and Mr. Ballah issued full recourse interest bearing debentures to NTC in the amount of $3.00 per unit (the additional $.01 per share is paid at the time of conversion), with a maturity date the earlier of April 11, 2002 or the conversion date. Mr. Jacobs and Mr. Ballah have agreed to enter into lock-up agreements with NTC and any underwriter of NTC stock by a date 30 days prior to any Underwriting, pursuant to which they would agree not to sell or otherwise dispose of any units or conversion shares for a period of 180 days after the Underwriting. The convertible debentures issued by Messrs. Jacobs and Ballah to NTC are secured by a pledge to NTC of 70% of the outstanding convertible debt units owned by the grantees.

                     AMENDMENT TO ARTICLES OF INCORPORATION

     The Company proposes to amend the Articles of Incorporation of the Company to delete the following provision:

     "FOURTH. The number of directors of this corporation shall be three (3)."

The above provision was included in the Company's original Articles of Incorporation filed when the Company was formed in 1974. In 1977, the California Corporations Code was amended to eliminate the requirement that the number of directors of a corporation be established in the articles of incorporation. Since 1977, the common practice in California has been to establish the number of directors in the corporation's bylaws and in incorporating resolutions. The record is ambiguous as to whether or not the Company's Articles of Incorporation were effectively amended to be consistent with its Bylaws, which provide for a Board ranging in size from five (5) to nine
(9), with the number currently fixed at six (6). Since 1974, the Company has operated with a Board of Directors ranging in size from three to six members.
In order to eliminate the ambiguity, and to have the Company's Articles of Incorporation be consistent with its Bylaws, the Company proposes to amend its Articles of Incorporation by deleting Article Fourth, which otherwise requires that the Company's Board of Directors be limited to three members. In order to adopt the clarifying amendment to the Company's Articles of Incorporation, the holders of a majority of the outstanding shares of the Company's common stock voting on the proposal must consent to the amendment, provided that a quorum (i.e. holders of shares representing more than 50% of the outstanding voting shares) is present in person or by proxy to vote on the proposed amendment.

The Board of Directors recommends that the proposed amendment to its Articles of Incorporation be approved.

                               COMPANY PERFORMANCE

The following chart shows a 9-year comparison of cumulative total returns for the Company's common stock, the NASDAQ Composite Stock Index and the NASDAQ Telecommunications Stock ("NASDAQ-Telecom") index. The comparison shows the percentage increase of the indices at of the end of each quarter from December 31, 1987 through December 31, 1996, with each index beginning with a value of
100. The total cumulative return on investment (percentage change in the year end stock price plus reinvested dividends) for each of the periods for the Company's common stock, the NASDAQ Composite Index and the NASDAQ-Telecom index is based on the stock price or composite index at the end of 1987.



         Dec 87  Mar 88   Jun 88   Sep 88    Dec 88    Mar 89    Jun 89    Sep 89    Dec 89    Mar 90    Jun 90    Sep 90    Dec 90
NASDAQ      100   113.9    121.1   120.3     118.7     127.5     137.4     149.6     143.9     139.0     148.2     111.3     122.2
NASDAQ
Telecom     100   108.2    121.9   137.3     147.8     178.9     219.4     239.7     232.9     196.0     211.9     148.2     156.9
Incomnet    100   200.0    200.0   333.3     433.3     500.0     500.0     600.0     566.7     466.7     366.7     300.0     266.7



Mar 91    Jun 91    Sep 91    Dec 91    Mar 92    Jun 92    Sep 92    Dec 92    Mar 93    Jun 93    Sep 93    Dec 93
158.7     156.9     175.1      196.1     202.2     188.3     195.9     228.0     232.3     236.7     256.5     260.2
187.1     183.8     207.4      216.5     221.6     220.2     226.0     265.9     295.5     339.4     399.8     409.8
300.0     533.3     533.3     1266.7    1433.3    1266.7    1366.7    1766.7    1500.0    2266.7    1966.7    2100.0


Mar-94    Jun-94    Sep-94    Dec-94    Mar-95    Jun-95    Sep-95    Dec-95    Mar-96    Jun-96    Sep-96    Dec-96
 249.5     237.8     257.5     254.6     284.0     324.8     364.0     368.3     385.7     417.3     432.1     453.4
 353.4     339.4     370.3     339.5     353.0     373.3     426.1     408.3     471.6     486.4     457.5     458.3
2266.7    3266.7    3800.0    4866.7    4800.0    5000.0    3666.7    1533.3    1800.0    1600.0    1433.3    1000.0



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CHANGE OF NAME OF CALIFORNIA INTERACTIVE COMPUTING TO GENSOURCE CORPORATION

On May 2, 1997, the Company acquired 100% of California Interactive Computing, Inc. (CIC) [see the Company's Report on Form 10-Q for the Quarter ended June 30, 1997]. On October 15, 1997, the Company changed CIC's name to GenSource Corporation in order to create what management considered to be a better marketing identity for the subsidiary. GenSource offers a comprehensive set of fully integrated software systems for administering insurance-related claims and managing risk, including workers' compensation, non-occupational disability, property and casualty and group medical. GenSource was founded in 1977 as CIC and has more than 20 years of experience in the insurance-related claims market.

EMPLOYMENT OF EDWARD R. JACOBS AS CHAIRMAN OF NTC

On October 30, 1997, the Company's NTC subsidiary entered into a new employment agreement with Edward R. Jacobs, who had been the Chairman and Chief Executive Officer of NTC under a previous employment agreement from December 28, 1994 to July 25, 1997. Under terms of the new agreement, which was approved by NTC's Board of Directors, Mr. Jacobs will serve as the Chairman of the Board of NTC until July 25, 1999.

Pursuant to the employment agreement, Mr. Jacobs is entitled to the following compensation: (1) A base salary of $40,000 per month, (2) insurance policies paid for by NTC at no tax consequence to Mr. Jacobs that includes long-term disability at 70% of the salary that Mr. Jacobs was receiving on the first day of his long-term disability and (3) full vesting of Mr. Jacobs' stock options [see "DIRECTORS AND EXECUTIVE OFFICERS - Stock Options Granted By
NTC"].

EMPLOYMENT OF JAMES QUANDT AS PRESIDENT OF NTC

On January 6, 1997, the Company's NTC subsidiary hired James R. Quandt as its President under an employment contract that expires on January 6, 2000 [for a description of his background, see DIRECTORS AND EXECUTIVE OFFICERS - Directors and Executive Officers"]. The employment agreement provides for Mr. Quandt to implement a separation of the functions of the Company into an operating division, with primary responsibility for the telephone business, and a marketing division, with primary responsibility for the independent sales representatives. On October 30, 1997, Mr. Quandt was promoted by NTC's Board of Directors to President and Chief Executive Officer when Mr. Jacobs stepped down as Chief Executive Officer. Mr. Jacobs remains as the Chairman of the Board of NTC [see "CERTAIN RELATIONSHIPS and RELATEDS TRANSACTIONS - Employment of Edward R. Jacobs As Chairman of NTC"]. The employment agreement contemplates that Mr. Quandt may be nominated to become the Chairman of the Board of Directors of NTC upon Mr. Jacobs' retirement from that position.

Pursuant to the employment agreement, Mr. Quandt is entitled to the following compensation: (1) A base salary of $40,000 per month, (2) an incentive bonus equal to one and one-half (1.5%) of the quarterly net profit earned by NTC, provided that the quarterly net profit is at least $1,250,000, the payment of the bonus does not cause the quarterly net profit of NTC to be less than $1,250,000, and NTC's pretax profit for the succeeding calendar quarter is reasonably expected to exceed the minimum quarterly net profit of $1,250,000, and (3) nonqualified stock options to purchase 600,000 shares of the common stock of NTC. The stock options will have an exercise price determined by the Board of Directors of NTC in accordance with the NTC Stock Option Plan, but in no event greater than the higher of $5.00 per share or the fair market value of NTC's stock at the time of the grant. The stock options will have an exercise period of five years from the date of grant. The stock options will vest as follows: (1) 250,000 stock options will vest upon Mr. Quandt completing 15 months of employment for NTC under the employment agreement, and (2) 350,000 stock options will vest only in the event NTC achieves cumulative pretax profits which total a minimum of $10,000,000 in any four contiguous calendar quarters prior to January 1, 1998.

In addition to the base salary, regular bonus and stock options, Mr. Quandt will earn a hiring bonus equal to $225,000, payable if NTC's quarterly net profits exceed $1,250,000, but in any event no later than December 31, 1997 with respect to $150,000 of the guaranteed hiring bonus, and the balance by no later than June 30, 1998. The hiring bonus will be paid at the rate of 1.5% of quarterly pre-tax profits of NTC in excess of $1,250,000, and if not earned in that manner, will be paid in full in two installments as follows: $150,000 by December 31, 1997 and the balance by June 30, 1998. To the extent that the regular bonus and guaranteed hiring bonuses are paid to Mr. Quandt pursuant to his employment agreement, Mr. Jacobs has agreed to waive any remaining portion of the quarterly incentive bonus payable by NTC to Mr. Jacobs (i.e. 1.5% of the pre-tax net profits in excess of $1,250,000 of net profits of NTC per calendar quarter) pursuant to Mr. Jacobs' current employment agreement with NTC.

Under the employment agreement, Mr. Quandt is entitled to a significant severance payment if his employment terminates prior to the agreement's termination date because of his death, disability, or for a reason other than cause, or because of a voluntary resignation by Mr. Quandt for "good cause", as defined in the employment agreement. Mr. Quandt has agreed not to compete with NTC during the term of his employment agreement and for a period of one year after the agreement terminates for any reason. The effectiveness of Mr. Quandt's employment agreement is conditioned on its approval by the NTC Board of Directors, which is expected to be given in the near future.

SETTLEMENT AGREEMENT WITH NTC DIRECTORS

In November 1996, the Company reached settlement agreements with Edward
Jacobs and Jerry Ballah, each an officer and director of NTC at the time. Mr. Ballah subsequently resigned as an officer and director of NTC and is now a consultant to NTC. Mr. Jacobs and Mr. Ballah agreed to release the Company and its officers and directors from all claims they may have as a result of the exercise of their warrants in the Company in July 1995 at the request of Sam D. Schwartz, the Company's former President, and other claims they may have against the Company and its affiliates, including any claims Mr. Jacobs may have with respect to his employment agreement with the Company. Mr. Jacobs and Mr. Ballah assigned their alleged claims against Mr. Schwartz to the Company. In consideration for the release and assignment of claims, the Company agreed to assume an aggregate of approximately $1,012,000 plus interest of the loans owed by Mr. Jacobs and Mr. Ballah to NTC, which they incurred in connection with the exercise of their warrants in the Company in July 1995, and to pay an aggregate of approximately $988,000 in cash to Mr. Jacobs and Mr. Ballah (i.e. a total settlement not to exceed $2,000,000 in loan assumptions and cash), payable on or before January 1998, to cover Mr. Jacobs' and Mr. Ballah's federal and state tax liabilities resulting from the loan assumptions by the Company. The Company and NTC have agreed that the assumed loans would be written off as intercompany items. The settlement agreements between the Company, Ed Jacobs and Jerry Ballah include mutual general releases.

NOTE RECEIVABLE FROM OFFICER

The Company has a note receivable from Stephen A. Caswell of $340,000, which was increased during 1996 from $300,000. Mr. Caswell is a Vice President and Corporate Secretary of the Company. The note receivable was in connection with the exercise of his options to purchase the Company's common stock at the request of the Company's former President. The Company has agreed to look only to the shares held by Mr. Caswell as a source of loan repayment. Accordingly, a reserve of $208,800 was provided in the fourth quarter of 1995, representing the difference between the market value of the shares held by the officer, and the amount of the loan. In January 1997, Mr. Caswell agreed to add to the collateral against the outstanding loan by pledging newly-granted stock options that he was issued to acquire 40,000 shares of stock at $4.25 per share. At that time, the Company also agreed that it would pay all tax-related expenses that Mr. Caswell might incur if the loan is not repaid in full.

AMENDMENT OF EMPLOYMENT AGREEMENT OF MELVYN REZNICK AND EMPLOYMENT AGREEMENT WITH STEPHEN A. CASWELL

On January 20, 1997, the Company amended the Employment Agreement with
Melvyn Reznick, dated November 27, 1995 (the "Agreement"), by changing the date that the Agreement terminates from November 30, 1997 to December 31, 1999. Mr. Reznick is the Company's Chairman, President and Chief Executive Officer. The term of the Agreement was extended to December 31, 1999 because of a private placement of $12 million that was completed on January 17, 1997 between the Company's subsidiary, Rapid Cast, Inc. (RCI) and J.P. Morgan Capital Corporation and affiliates of The Clipper Group (the "Investors"). Mr. Reznick has been asked to serve on the Board of Directors of RCI and to take an active role on two committees of RCI's Board of Directors: the Compensation Committee and the Audit Committee, of which he has been asked to serve as Chairman. In August 1996, the Investors asked the Company if it could provide assurances that Mr. Reznick would be available to serve for an extended period of time on RCI's Board as the representative from the Company and requested that Mr. Reznick's employment agreement be extended for a period of two years. To provide such assurance, the Company's Board of Directors voted unanimously at a telephonic meeting held on September 3, 1996 to extend the length of the term of Mr. Reznick's employment agreement to December 31, 1999, contingent upon RCI closing its financing with the Investors, which it did on January 16, 1997.

On June 8, 1997, the Company's Board of Directors approved an extension of the employment agreement with Melvyn Reznick, the President and Chairman of the Board of the Company, and a new employment agreement with Stephen A. Caswell, the Company's Vice President and Corporate Secretary. The existing employment agreement with Mr. Reznick was extended until the earlier of (i) June 30, 2002, or (ii) six months after the date that 100% of the Company's holdings of NTC stock are sold, conveyed or otherwise distributed but no sooner than December 31, 1999 ("Early Termination Date"). The annual salary was established to be $250,000 for the term of the contract. In the event of an improper termination of the agreement by the Company for any reason, Mr. Reznick is entitled (i) to be paid a lump sum amount equal to his annual salary during the remaining term of his agreement plus his annual salary for three additional years, plus accrued bonus, if any, (ii) to receive all of his benefits during such period, and (iii) to exercise all of his vested stock options at any time during the remaining term of the options. In the event of an early termination because of the disposition of 100% of the Company's NTC stock, then the Company has agreed to pay Mr. Reznick a lump sum amount equal to the sum of the annual compensation and accrued but unpaid bonus (if any, with respect to the bonus) which would be payable to him for one additional year after the Early Termination Date, but not beyond June 30, 2002, as well as receive his benefits during that period and exercise his vested stock options during the remaining term of the options.

Mr. Caswell's employment agreement has a term which expires on the earlier of
(i) December 31, 1999, or (ii) six months after the date that 100% of the Company's holdings of NTC stock are sold, conveyed or otherwise distributed.
His annual salary is $115,000 during the term of the contract. In the event of an improper termination of Mr. Caswell's employment agreement by the Company for any reason, Mr. Caswell is entitled (i) to be paid a lump sum amount equal to his annual salary during the remaining term of his agreement plus his annual salary for 15 additional months, (ii) to receive all of his benefits during that period, and (iii) to exercise all of his vested stock options at any time during the remaining term of the options. In the event of an early termination because of the disposition of 100% of the Company's NTC stock, then the Company has agreed to pay Mr. Caswell a lump sum amount equal to the sum of the annual compensation and accrued bonus (if any, with respect to the bonus) which would be payable to him for one additional year after the Early Termination Date, but not beyond December 31, 1999, as well as receive his benefits during the remaining term of the options.

LOAN BY THE COMPANY TO NANCY ZIVITZ

On November 5, 1996, the Company extended to Nancy Zivitz, a member of the Company's Board of Directors, and her husband, Clarence Robert Zivitz, a loan of $265,000 at an interest rate of 10% until January 15, 1997. The loan was secured by 201,800 shares of the Company's common stock that was signed over to the Company by Mr. and Mrs. Zivitz. On January 15, 1997, the note was extended until May 1, 1997. A new note was signed on May 1, 1997 for $277,955 bearing interest at the rate of 10% per annum, due and payable in full on January 15, 1998.

LOAN TO COMPANY BY MELVYN REZNICK

On February 2, 1996, Melvyn Reznick, the Company's President, Chief Executive Officer and Chairman of the Board, arranged for a line of credit under his personal guarantee to be made available to the Company in the amount up to $750,000 from a bank in Los Angeles, California and from Mr. Reznick's personal funds. The line of credit was expanded to $820,000 on June 7, 1996 and to $1,020,000 on June 18, 1996. The line of credit was repaid in October 1996 from the proceeds of a private placement of preferred stock and the line of credit was terminated.

APPOINTMENT OF HOWARD SILVERMAN AS DIRECTOR

On January 20, 1997, the Company's Board of Directors elected Dr.
Howard Silverman to fill a vacancy on the Company's Board that was created when Gerald Katell declined to serve on the Company's Board on July 29, 1996 [see "Election of Directors."]

REINCORPORATION OF NTC AND RESIGNATION OF DIRECTOR OF NTC

On March 20, 1997, NTC reincorporated under the laws of the State of Delaware. At the same time Jerry Ballah resigned as an officer and director of NTC, which was accepted by the NTC Board of Directors. The Board of Directors of NTC authorized NTC to enter into a consulting agreement with Mr. Ballah pursuant to which he would provide marketing consulting services to NTC for $150,000 per year in consulting fees. The NTC Board of Directors also authorized NTC to make a one year loan of up to $600,000 to Mr. Ballah bearing interest at the applicable federal rate, evidenced by a promissory note payable to NTC. The outstanding balance of the loan is approximately $550,000 as of June 27, 1997.

APPOINTMENT OF RICHARD HOROWITZ, STANLEY WEINSTEIN AND DAVID WILSTEIN AS
DIRECTORS

On August 13, 1997, the Company's Board of Directors amended the Company's By-laws to set the number of directors of the Company to seven members from its present level of six members, with two vacancies. The Company's Board elected Richard M. Horowitz, Stanley C. Weinstein and David Wilstein to fill the vacancies on the Board [see "Election of Directors."]

DISGORGEMENT OF SHORT SWING PROFITS TO COMPANY

In January 1996, the Company was served with a derivative shareholders lawsuit entitled RICHARD MORALES VS. INCOMNET, INC. AND SAM D. SCHWARTZ, 96 Civil 0225 in the United States District Court for the Southern District of New York, alleging violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and demanding that the Company assert claims against Mr. Schwartz for the payment of short-swing profits plus interest. On July 10, 1997, the United States District Court for the Southern District of New York gave final approval to the settlement of that lawsuit in which Mr. Sam D. Schwartz agreed to pay to the Company cash and stock valued at $4,250,000. In final settlement of the lawsuit, Mr. Schwartz has delivered to the Company 1,047,966 shares of the Company's common stock for cancellation and $600,000 in cash. Under the agreement, the Company paid $626,450 in attorney's fees and expenses to the shareholder's counsel.

ISSUANCE OF SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

Since October 1996, the Company has issued a total 2,440 shares of Series A 2% Convertible Preferred Stock ("Series A Stock") and 2,434 shares of Series B 6% Convertible Preferred Stock ("Series B Stock") [For a more detailed description, see the Company's Annual Report on Form 10-K and Reports on Form 10-Q for the second and third quarters ending June 30, 1997 and September 30, 1997, respectively.]. In total, the Company has raised $4,840,000 through the issuance of Series A and Series B Stock. Each share of Series A and Series B Stock is worth $1,000 and can be converted to the Company's Common Stock at the lesser of
(a) 80% of the average bid price for the Company's common stock on the public trading market for the five trading days immediately preceding the conversion date, as specified by the Preferred Stockholder, or (b) the bid price of the Company's common stock on the funding date. The closing bid price for the Series A Stock on the funding date was $4.25 per share, while the closing bid price of 1,834 shares of Series B Stock was $4.29 and of 600 shares of Series B Stock was $3.00.

As of November 7, 1997, 615 shares of Series A Stock has been converted into 278,009 shares of the Company's common stock, 1,825 shares of Series A Stock remains outstanding and 2,434 shares of Series B Stock remains outstanding.

                                   PROXY CARD
                                 Incomnet, Inc.
                            21031 Ventura Blvd. #1100
                            Woodland Hills, CA 91364

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INCOMNET, INC.

The undersigned hereby appoints Melvyn Reznick and Stephen A. Caswell as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Incomnet, Inc., held of record by the undersigned on November 7, 1997 at the Annual Meeting of Shareholders to be held on December 15, 1997 at 9:30 am Pacific Time, or any adjournment thereof, at the Marriott Hotel, 21859 Oxnard St., Woodland Hills, CA.

1. ELECTION OF DIRECTORS:

 ____ FOR all nominees listed below (except as marked to the contrary below)

 ____ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below:

     ____ Melvyn Reznick   ____ Richard Horowitz   ____ Albert Milstein

     ____ Howard Silverman ____ Stanley Weinstein  ____ David Wilstein

                           ____ Nancy Zivitz


2. RATIFICATION OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION ELIMINATING ARTICLE FOUR

                         ____ FOR the proposed Amendment

                         ____ AGAINST the proposed Amendment


     The Company proposes to amend the Articles of Incorporation of the Company to delete the following provision:

     "FOURTH. The number of directors of this corporation shall be three (3)."

The above provision was included in the Company's original Articles of Incorporation filed when the Company was formed in 1974. In 1977, the California Corporations Code was amended to eliminate the requirement that the number of directors of a corporation be established in the articles of incorporation. Since 1977, the common practice in California has been to establish the number of directors in the corporation's bylaws and in incorporating resolutions. The record is ambiguous as to whether or not the Company's Articles of Incorporation were effectively amended to be consistent with its Bylaws, which provide for a Board ranging in size from five (5) to nine
(9), with the number currently fixed at six (6). Since 1974, the Company has operated with a Board of Directors ranging in size from three to six members.
In order to eliminate the ambiguity, and to have the Company's Articles of Incorporation be consistent with its Bylaws, the Company proposes to amend its Articles of Incorporation by deleting Article Fourth, which otherwise requires that the Company's Board of Directors be limited to three members. In order to adopt the clarifying amendment to the Company's Articles of Incorporation, the holders of a majority of the outstanding shares of the Company's common stock voting on the proposal must consent to the amendment, provided that a quorum (i.e. holders of shares representing more than 50% of the outstanding voting shares) is present in person or by proxy to vote on the proposed amendment.

3. RATIFICATION OF STONEFIELD JOSEPHSON AS THE COMPANY'S INDEPENDENT AUDITORS

     ____  FOR Stonefield Josephson As the Company's Independent Auditors

     ____  AGAINST Stonefield Josephson As the Company's Independent Auditors

INSTRUCTION: To vote FOR or AGAINST the proposal, mark the appropriate box. For a more detailed description of the plan, see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants" in the Company's Proxy Statement that accompanied this ballot.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR proposals 1, 2 and 3. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 1997





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signature




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signature if held jointly